Exhibit 24(b)(8.72)
RULE 22C-2 AGREEMENT

This AGREEMENT, entered into as of the 16th day of April 16, 2007, is effective as of the 16th day of October, 2007, between Goldman, Sachs & Co. (the “Fund Agent”), as principal underwriter of the Goldman Sachs Trust and each of its separately designated series (each, a
“Fund” and collectively, the “Funds”), and ING Life Insurance and Annuity Company, ING
National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance
Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance
Company and Systematized Benefits Administrators Inc. (individually an “Intermediary” and collectively the “Intermediaries”).

WHEREAS, each Intermediary is a “financial intermediary” within the meaning of Rule 22c-2 under the Investment Company Act of 1940 (“Rule 22c-2”), and holds shares of the Funds in connection with variable annuity, variable life insurance and variable retirement plan products which they offer;

WHEREAS, the Fund Agent and the Intermediaries have entered into a participation or similar agreement pursuant to which such Fund shares are purchases and sold; and

WHEREAS, the parties desire to otherwise comply with the requirements of Rule 22c-2.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund and the Intermediaries hereby agree as follows:

A.	Agreement to Provide Shareholder Information.

	1.	Each Intermediary agrees to provide the Fund, upon written request, the following shareholder information (the “Shareholder Information”):

		a.	The taxpayer identification number (“TIN”), the Individual/International
Taxpayer identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, and transaction type of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the
Intermediary during the period covered by the request.

		b.	Any other data mutually agreed upon in writing.

	2.	Unless otherwise specifically requested by the Fund, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions.

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3.	Requests to provide Shareholder Information shall set forth the specific period, not to exceed 90 days from the date of the request, for which transaction information is sought.
The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

4.	The Intermediaries agree to provide, promptly upon request of the Fund the
Shareholder Information requested. If requested by the Fund, the Intermediaries agree to use best efforts to determine promptly whether any specific person about whom they have received
Shareholder Information is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund, promptly either (i) provide (or arrange to have provided) Shareholder
Information for those Shareholders who hold an account with an indirect intermediary or (ii)
restrict or prohibit the indirect intermediary from purchasing Shares, in nominee name on behalf of other persons, securities issued by a Fund. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any Shareholder Information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

B.	Agreement to Restrict Trading.

1.	Each Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges involving Fund shares by a shareholder who has been identified by the Fund as having engaged in transactions in shares of a Fund (directly or indirectly) that violate the policies and procedures established by a Fund for the purposes of eliminating or reducing frequent trading of Fund shares. Unless other directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases that are effected directly through the Intermediary.

2.	(a). For those Shareholders whose information is on the Intermediaries’ books and records, the Intermediaries agree to execute or have executed the written instructions from the
Fund or its designee to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 business days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable, but not later than
10 business days, after the instructions have been executed.

(b). For those Shareholders whose information is not on the Intermediaries’ books and records the Intermediaries agree to execute or have executed the written instructions from the
Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 business days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Shareholder, upon the Funds’ written request, the Intermediary will restrict or prohibit transactions in Fund Shares by the indirect intermediary.

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3.	Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(i)	A statement from the Fund that the shareholder’s trading activity has either violated the Fund’s frequent trading policy or, in the Fund’s sole discretion, such trading activity has been deemed disruptive;

(ii)	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

(iii)	The TIN or any other government issued identifier, if known by the Fund, that would help the Intermediaries determine the identity of affected
Shareholder(s); and

(iv)	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected Shareholder’s Variable Products, only the type of
Variable Product(s) through which the affected Shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the Fund or its designee in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the
Intermediary’s Variable Product(s) through which the affected Shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

The Fund agrees to reimburse the Intermediaries for reasonable costs they incur that are associated with complying with extraordinary requests (e.g., transaction information older than
366 days as specified under Section A or purchase restrictions beyond those covered under
Section B related to Share-holder-Initiated Transfer Purchases).

C.	Limitation on Use of Information.

The Fund agrees neither to use the information received from the Intermediary for any purpose other than to comply with Rule 22c-2 and other applicable laws, rules and regulations, Without the Intermediary’s prior written consent, neither the Fund nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation

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purposes. The Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.

In the event that a Fund is required by legal process, law, or regulation to disclose any information received from the Intermediaries pursuant to this Agreement, the Fund shall provide
Intermediary with prompt written notice of such requirement as far in advance of the proposed disclosure as reasonably possible so that the Intermediary may either seek a protective order or other appropriate remedy which is necessary to protect their interests

D.	Prior Agreements.

To the extent the terms of this Agreement conflict with the terms of any prior agreements entered into by any of the parties hereto, the terms of this Agreement will control.

E.	Notices.

	1.	Except as otherwise provided, all notices hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:

		a.	If to Intermediaries, to:

ING U.S. Financial Services
Attention: [Jacqueline Salamon]
			Address:	[151 Farmington Avenue]
[Hartford, CT 06156-8975]
			Phone:	[860-723-2242]
			Fax:	[860-723-2214]
			Email:	[Jacqueline.Salamon@us.ing.com]

		b.	If to the Fund, to:

Goldman, Sachs & Co.
Attention: [Mutual Fund Transfer Agent]
			Address:	[71 South Wacker, 4th Floor]
[Chicago, IL 60606]
			Phone:	[XXX-XXX-XXXX]
			Fax:	[XXX-XXX-XXXX]
			Email:	XXXX.XXXXXXX@XXXX.XXX]

	2.	The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

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F.	Definitions.

	1.	For purposes of paragraph A.3 the term “promptly” means as soon as practicable but in no event later than fifteen (15) business days from an Intermediary’s receipt of a request from the Fund.

	2.	The term “Fund” includes the Fund Agent. The term not does include any
“excepted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940.

	3.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund that are held by an Intermediary and available through the variable annuity, variable life insurance and variable retirement plan products which they offer (the “Variable Products”).

	4.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by an Intermediary in nominee name. With respect to retirement and other types of employee benefit plans, the term “Shareholder” means the plan participant notwithstanding that the plan may be deemed to be the beneficial owner of Shares. With respect to insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by an Intermediary.

	5.	The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a
Variable Product to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a
Variable Product to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a
Variable Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable
Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period.

	6.	The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a
Variable Product out of a Fund, but does not include transactions that are executed: (i)
automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Product; (iv) as a result of payment of a death benefit from a Variable Product.

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7.	The term “written” includes electronic writings and facsimile transmissions.

G.	Applicability to Affiliates. The Intermediaries acknowledge and agree that the
Intermediaries have identified and/or will identify to the Fund all persons affiliated with the
Intermediaries, with the exception of any indirect intermediary, and known to the Intermediaries who meet the definition of “financial intermediary” under Rule 22c-2. In the event that any such person is not so identified, such person shall be deemed to be subject to the terms and conditions of this Agreement until such person has entered into a separate agreement with the Fund.

H.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

I.	Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

J.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

K.	Unless otherwise specifically requested by the Fund, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions.

L.	Third-Party Beneficiaries. As required by Rule 22c-2, the Fund Agent is entering into this Agreement on behalf of the Funds. The Funds shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company		Security Life of Denver Insurance Company

By: /s/ Jacqueline Salamon		By: /s/ Jacqueline Salamon

Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative

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ING National Trust			Systematized Benefits Administrators Inc.
By: /s/ Jacqueline Salamon			By: s/ Jacqueline Salamon
Name	Jacqueline Salamon		Name	Jacqueline Salamon
and Title:	Authorized Representative		and Title: Authorized Representative

ING USA Annuity and Life Insurance			Goldman, Sachs & Co.
Company
By: /s/ Jacqueline Salamon			By:	/s/ Jesse Cole
Name	Jacqueline Salamon		Name	Jesse Cole
and Title:	Authorized Representative		and Title:	MD
By:			By:
Name			Name
and Title:			and Title:
ReliaStar Life Insurance Company
By: /s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative

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ReliaStar Life Insurance Company of New
York
By: /s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative
13526140.2

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